Exhibit 5.1

MEITAR

MEITAR | LAW OFFICES

16 Abba Hillel Silver Road, Ramat Gan, 525060, Israel
Tel. +972 3 6103100 Fax. +972 3 6103111 www.meitar.com

Ramat Gan, May 20, 2025

Perion Network Ltd.
2 Leonardo Da Vinci St.,
Tel Aviv 6473309
Israel

RE: Post-Effective Amendment No. 1 to Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Perion Network Ltd., an Israeli company (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 to registration statement on Form S-8 (File No. 333-282649) on or about May 20, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,900,000 of the Company’s ordinary shares, par value NIS 0.03 per share (the “Ordinary Shares”), previously subject to awards granted under the Perion Network Ltd. Equity Incentive Plan (the “2013 Plan”) and which may become available for future awards under the Perion Network Ltd. 2024 Share Incentive Plan (the “2024 Plan”). Such shares, if expired, cancelled, terminated, forfeited, or settled in cash in lieu of issuance of shares, for any reason,  without having been exercised or paid under the 2013 Plan shall be available for issuance under the 2024 Plan (such shares, the “Rollover Shares”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Memorandum of Association of the Company (the “Memorandum”), (ii) Amended and Restated Articles of Association (the “Articles” and together with the Memorandum, the “Charter Documents”), (iii) the 2013 Plan and 2024 Plan, (iv) resolutions of the Company’s board of directors (the “Board”) and (v) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, confirmed as photostatic copies and the authenticity of the originals of such latter documents.

We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Board and shareholders, which have been provided to us, are true and accurate and prepared in accordance with the Charter Documents and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Ordinary Shares (which may consist, in part or in full, of services performed for the Company). We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Rollover Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2024 Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Meitar | Law Offices
Meitar | Law Offices